Exhibit 99.2

Q2 FY16 Question & Answer

December 22, 2015

1.	What were some examples of brands in the Consumer Foods segment posting comparable sales growth for the quarter?

- Blue Bonnet	- Libby’s	- Reddi-wip
- Crunch ’n Munch	- Marie Callender’s	- Slim Jim
- DAVID	- Odom’s Tennessee Pride	- Van Camp’s
- Egg Beater’s	- PF Chang’s
- Kid Cuisine	- Peter Pan

Sales for Andy Capp’s were in line with the prior year’s quarter.

2.	What were some examples of brands in the Consumer Foods segment posting comparable sales declines for the quarter?

- ACT II	- Hebrew National	- PAM	- Swiss Miss
- Banquet	- Hunt’s	- Parkay	- Wesson
- Bertolli	- La Choy	- Ro*Tel	- Wolf
- Chef Boyardee	- Manwich	- Rosarita
- Healthy Choice	- Orville Redenbacher’s	- Snack Pack

3.	How much were capital expenditures from continuing operations for the quarter?

Approximately $69 million in Q2 FY16 (versus approximately $67 million in Q2 FY15).

4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $97 million in Q2 FY16 (versus approximately $96 million in Q2 FY15).

5.	What was the net interest expense for the quarter?

Approximately $80 million in Q2 FY16 (versus approximately $79 million in Q2 FY15).

6.	What was Corporate expense for the quarter?

Unallocated Corporate amounts were $190 million of expense in the current quarter and $82 million of expense in the year-ago period. Current-quarter amounts include $2 million of hedge-related expense and $123 million of expense related to restructuring activities. Year-ago period amounts include $22 million of hedge-related expense and $4 million of net expense related to other items impacting comparability. Excluding these amounts, unallocated Corporate expense was $65 million for the current quarter and $56 million in the year-ago period, reflecting higher incentive compensation expenses.

7.	How much did the company pay in dividends during the quarter?

Approximately $108 million in Q2 FY16 (versus approximately $106 million in Q2 FY15).

8.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 438 million shares for the quarter.

9.	Did the company repurchase any shares during the quarter?

The company did not repurchase any shares of common stock during the quarter.

10.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q2 FY16
Total debt*	$7,905
Less: Cash on hand	$96

Net debt	$7,809
*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

11.	What is the net-debt-to-total-capital ratio at quarter end?

The net-debt-to-total-capital ratio for the quarter was 69%.

This ratio is defined as net debt divided by the sum of net debt plus shareholders’ equity. See question No. 10 for the components of net debt.

Note on Forward-looking Statements:

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to successfully complete the spin-off of its Lamb Weston business on a tax-free basis, within the expected time frame or at all; ConAgra Foods’ ability to successfully complete the pending sale of its private brands operations, within the expected time frame or at all; ConAgra Foods’ ability to execute its operating and restructuring plans and achieve its targeted operating efficiencies, cost-saving initiatives, and trade optimization programs; ConAgra Foods’ ability to successfully execute its long-term value creation strategy; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the Ardent Mills joint venture; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; the effectiveness of ConAgra Foods’ product pricing efforts, whether through pricing actions or changes in promotional strategies; the ultimate outcome of litigation, including litigation related to the lead paint and pigment matters; future economic circumstances; industry conditions; the effectiveness of ConAgra Foods’ hedging activities, including volatility in commodities that could negatively impact ConAgra Foods’ derivative positions and, in turn, ConAgra Foods’ earnings; the success of ConAgra Foods’ innovation and marketing investments; the competitive environment and related market conditions; the ultimate impact of any ConAgra Foods’ product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this document to reflect future events or circumstances or otherwise.